Exhibit 99.1

CORMEDIX INC. announces EXCHANGE AGREEMENT with its largest investor

Berkeley Heights, NJ – August 14, 2019 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that it has entered into an Exchange Agreement with Elliott Associates, L.P., Elliott International, L.P, and Manchester Securities Corp. (together, “Elliott”), its largest investor, which will strengthen and simplify the Company’s balance sheet.

In connection with the Exchange Agreement, Elliott has agreed to make a cash payment of $2 million and to exchange all of its outstanding warrants, 10% Senior Secured Convertible Notes (the principal and accrued interest of which would have amounted to a repayment obligation of approximately $10.1 million or been convertible into approximately 1.35 million shares if held to maturity), and Series C-2, Series D and Series F Convertible Preferred Stock for new Series G Convertible Preferred Stock. The new Series G Convertible Preferred Stock is convertible into an aggregate of 5,560,138 shares of Common Stock, subject to a claw back of up to 139,769 shares of Common Stock, depending upon the occurrence of certain stock price-related conditions. Elliott is retaining the shares of Common Stock and Series E Preferred Stock that it currently holds. With the completion of this exchange, the Company will have raised additional capital, will be debt-free and will have substantially reduced the amount of outstanding warrants as well as its classes of outstanding preferred stock.  A Special Committee of the Board of the Company, consisting of independent directors with no relationship to Elliott, after consulting with independent financial advisors, determined that the Exchange Agreement was in the best interests of the Company and recommended it to the Board for approval. No placement agent or brokers’ fees were paid by the Company in connection with this agreement. The completion of the exchange is subject to customary closing conditions.

Khoso Baluch, CorMedix CEO commented, “We are very pleased to have completed this transaction. We believe that, as we approach our next goal of receiving marketing approval of Neutrolin for the hemodialysis market and launching the product commercially in the U.S., this exchange substantially improves our attractiveness to investors and to potential strategic partners. We appreciate the support we have received from Elliott in helping us complete this transaction.”

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections have significant treatment costs and lead to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provide the potential for priority review of a marketing application by FDA and allow for a total of ten years of market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the Neutrolin development path, including whether a second Phase 3 clinical trial for Neutrolin will be required; the resources needed to complete the information required to submit a new drug application for Neutrolin to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

617-535-7746

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